Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE
NEW YORK, NY 10017-3954
TELEPHONE: +1-212-455-2000
FACSIMILE: +1-212-455-2502

July 2, 2018
KKR & Co. Inc.
9 West 57th Street
Suite 4200
New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel to KKR & Co. Inc. (f/k/a KKR & Co. L.P.), a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-194249), as amended by Post-Effective Amendment No. 1 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of Class A common stock of the Company, par value $0.01 per share (the “Class A Common Stock”). Up to 4,902,818 shares (the “Shares”) of Class A Common Stock may be sold by certain selling stockholders from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and any supplements to the Prospectus, pursuant to Rule 415 under the Securities Act. The Shares have been issued (the “Issued Shares”) or are issuable (the “Issuable Shares”) upon the election of the selling stockholders holding certain exchangeable securities or upon the settlement of restricted equity units (collectively, the “Exchangeable Stock”) that, in each case, were issued in connection with the acquisition of Avoca Capital by the Company.

We have examined the Registration Statement, the Certificate of Incorporation of the Company and the Bylaws of the Company, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, (i) the Issued Shares have been validly issued and are fully paid and nonassessable and (ii) when the Issuable Shares are issued upon the exchange or settlement of the Exchangeable Stock, as applicable,  in accordance with the provisions of the Certificate of Incorporation of the Company and the Bylaws of the Company and in accordance with the provisions of the documents governing the Exchangeable Stock, the Issuable Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to Post-Effective Amendment No. 1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP